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                                                                    EXHIBIT 4.11

                 AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

      This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Credit Agreement") is made as of August 28, 1996, by and among (a) HMT TECHNOLOGY CORPORATION (the "Borrower"), a Delaware corporation having its principal place of business at 1055 Page Avenue, Fremont, California 94538, (b) THE FIRST NATIONAL BANK OF BOSTON, a national banking association, BANQUE PARIBAS, acting through its Los Angeles branch, and the other lending institutions listed on
Schedule 1.1, (c) THE FIRST NATIONAL BANK OF BOSTON as administrative and co-syndication agent for itself, the other lending institutions listed on
Schedule 1.1, and the other Bank Agents (as defined herein), and (d) BANQUE PARIBAS, as co-syndication agent for itself, the other lending institutions listed on Schedule 1.1, and the other Bank Agents.

                                    RECITALS

      A. The Borrower, the Banks, and the Bank Agents desire to amend and restate in its entirety that certain Revolving Credit and Term Loan Agreement dated as of November 30, 1995, as amended prior to the execution and delivery of this Credit Agreement (as so amended, the "Original Credit Agreement"), by and among the Borrower, the Banks and the Bank Agent.

      B. The Banks have agreed to make and maintain the credit described in this Credit Agreement only on the terms, subject to the conditions and in reliance on the representations and warranties set forth below.

1. DEFINITIONS AND RULES OF INTERPRETATION.

      1.1. DEFINITIONS. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

      Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

      Agent. FNBB acting as administrative agent for the Banks and the other Bank Agents.

      Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110 or at such other location as the Agent may designate as its head office from time to time.

      Assignment and Acceptance.  See Section 19.1.

      Balance Sheet Date.  March 31, 1996.

      Bank Agents. Collectively the Agent and the Co-Syndication Agents.

      Bank Agents' Special Counsel. Gibson, Dunn & Crutcher LLP or such other counsel as may be approved by the Bank Agents.
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      Banks.  FNBB, Paribas and the other lending institutions listed on
Schedule 1.1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 19.

      Base Rate. The higher of (i) the annual rate of interest announced from time to time by the Agent at the Agent's Head Office, as its "base rate" and
(ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

      Base Rate Loans. All or any portion of the Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

      Borrower. As defined in the preamble hereto.

      Business Day. Any day on which (a) banking institutions in Boston, Massachusetts and San Francisco, California, are open for the transaction of banking business and (b) in the case of LIBOR Rate Loans, a day which is also a LIBOR Business Day.

      Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

      Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

      Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

      Closing Date. The first date on which all of the conditions set forth in
Section 11 have been satisfied.

      Code. The Internal Revenue Code of 1986.

      Commitment. With respect to each Bank, the amount set forth on Schedule
1.1 hereto as the amount of such Bank's commitment to make Revolving Credit Loans and purchase


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assignments of Swingline Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or, if such commitment is terminated pursuant to the provisions hereof, zero.

      Commitment Fee. See Section 2.2.

      Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1.1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

      Compliance Certificate. See Section 8.4(c).

      Consolidated or consolidated. With reference to any term defined herein, such term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

      Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income or expense.

      Consolidated Net Worth. On a consolidated basis, the common stockholders' equity capital plus surplus plus retained earnings, as determined and computed according to generally accepted accounting principles.

      Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases.

      Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with Section 2.7.

      Co-Syndication Agent(s). Each of FNBB and Paribas acting as co-syndication agents for the Banks and the other Bank Agents.

      Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto, which by this reference are incorporated into and made a part hereof.

      Current Ratio. On a consolidated basis, the ratio of Borrower's total current assets, determined in accordance with generally accepted accounting principles, to Borrower's current liabilities, determined in accordance with generally accepted accounting principles (provided that all amounts outstanding in respect of the Loans shall not be deemed to be current liabilities for the period beginning on the Closing Date and ending on the second anniversary of the Closing Date).


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      Default. See Section 13.1.

      Delinquent Bank. See Section 15.5.3.

      Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower or any of its Subsidiaries (other than to the Borrwer or a direct or indirect wholly-owned Subsidiary of the Borrower).

      Dollars or $. Dollars in lawful currency of the United States of America.

      Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1.1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

      Drawdown Date. The date on which any Revolving Credit Loan or Swingline Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7, each of which shall be a Business Day (and, in accordance with Section 2.7, may also be required to be a LIBOR Business Day).

      EBIT. For any period, an amount equal to the consolidated earnings (or loss) from the operations of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before provision for any income taxes or interest expense for such period, in each case, determined in accordance with generally accepted accounting principles.

      EBITDA. For any period, an amount equal to the sum of (i) EBIT plus (ii) depreciation and amortization for such period, in each case, determined in accordance with generally accepted accounting principles.

      Eligible Assignee. Any of (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000, calculated in accordance with generally accepted accounting principles; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; (v) funds and investment companies that invest in loans expected to earn interest based on the Base Rate or LIBOR Rate; and (vi) if, but only if an Event of Default has occurred and is continuing, any other bank, insurance company, commercial


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finance company or other financial institution or other Person approved by the
Co-Syndication Agents, such approval not to be unreasonably withheld.

      Employee Benefit Plan. Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

      Environmental Laws. Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, each as subsequently amended, or any State or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

      Equity Infusion. Any sale of new equity of Borrower, including without limitation capital stock, stock-like instruments, warrants, and warrant-like instruments, that results in Borrower's receipt of not less than Seventy-Five Million Dollars ($75,000,000) in net cash proceeds.

      ERISA. The Employee Retirement Income Security Act of 1974.

      ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

      ERISA Reportable Event. A "reportable event" with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

      Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

      Event of Default. See Section 13.1.

      Fee Letter. The letter agreement dated as of August 28, 1996 between the Agent and the Borrower.

      FNBB. The First National Bank of Boston, a national banking association, in its individual capacity.

      generally accepted accounting principles. Generally accepted accounting principles as a set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and


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pronouncements of the Financial Accounting Standards Board, or in such statements by such other Person as may be in general use by significant segments of the U.S. accounting profession. In the event that generally accepted accounting principles change during the term of this Credit Agreement such that the covenants contained in Section 10 would be calculated in a different manner or with different components, (a) the parties hereto agree to amend this Credit Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change, and (b) Borrower shall be deemed to be in compliance with the covenants contained in Section 10 during the ninety (90) day period following any such change in generally accepted accounting principles if and to the extent that Borrower would have been in compliance therewith under generally accepted accounting principles as in effect immediately prior to such change.

      Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

      Hazardous Substances. Any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

      HML. Hitachi Metals, Ltd., a Japanese corporation.

      Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto (other than contingent liabilities which have not been quantified in such footnotes), including in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) synthetic leases (i.e., any master lease agreement pursuant to which the lessor (A) agrees from time to time to acquire from and to lease back to the lessee, certain equipment or other property, and (B) remarkets, or contracts with a third party to remarket, such leased equipment or other property, while retaining the rights of a lessor vis-a-vis the lessee with respect thereto); and (iv) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

      Initial Leverage Ratio Calculation. See Section 11.6.


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      Intangible Assets. The value, as stated on the consolidated balance sheet of the Borrower, of all intangible assets of the Borrower as determined and computed in accordance with generally accepted accounting principles.

      Interest Payment Date. (i) As to any Base Rate Loan, the last day of each calendar quarter including the calendar quarter in which the Drawdown Date of such Base Rate Loan occurs; and (ii) as to any LIBOR Rate Loan, the earlier to occur of (A) the last day of each calendar quarter including the quarter in which the Drawdown Date of such LIBOR Rate Loan occurs and (B) last day of the Interest Period in respect of such LIBOR Rate Loan.

      Interest Period. With respect to each Revolving Credit Loan , (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request: (A) for any Base Rate Loan, the calendar quarter in which the Drawdown Date for such Base Rate Loan occurs; or (B) for any LIBOR Rate Loan, 1, 2 or 3 months; and (ii) thereafter, each period commencing on the first day immediately succeeding the last day of the immediately preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

            (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

            (c) if the Borrower shall fail to give notice as provided in Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

            (d) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

            (e) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

      Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate


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amount of Investments of a Person outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding;
(ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the fair market value thereof.

      Issuing Bank. Either of Paribas or FNBB, as determined by the Agent, acting as letter of credit issuer for the Banks and the other Bank Agents.

      Issuing Bank Head Office. The Issuing Bank's head office located at, in the case of Paribas, 2029 Century Park East, Suite 3900, Los Angeles, California 90067 or, in the case of FNBB, 100 Federal Street, Boston, Massachusetts 02110, or at such other locations as the Issuing Bank may designate from time to time.

      Letter of Credit. See Section 5.1.1.

      Letter of Credit Application. See Section 5.1.1.

      Letter of Credit Participation. See Section 5.1.4.

      Leverage Ratio. The ratio of Total Liabilities of the Borrower less obligations in respect of the Subordinated Debt or any Replacement Subordinated Debt, as the case may be, to the Borrower's total EBITDA for the immediately preceding four consecutive quarters, treated as a single accounting period.

      LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

      LIBOR Lending Office. Initially, the office of each Bank designated as such in Schedule 1.1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

      LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

      LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.


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      LIBOR Spread. In each case, effective from the date on which the Agent receives the applicable Compliance Certificate, (i) at any time when the Leverage Ratio calculated as of the end of the previous quarter was equal to or less than .25, three-quarters of one percent (.75%); (ii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than
 .25 but less than .50, one percent (1.0%); (iii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was equal to or greater than .50 but equal to or less than .75, one and one-quarter percent (1.25%), and
(iv) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than .75%, one and one-half percent (1.50%), provided that, from and after the date on which Borrower consummates an Equity Infusion, the LIBOR Spread will be one-quarter of one percent (.25%) less than it otherwise would be in accordance with clauses (i) through (iv) above; provided further that any reduction in the LIBOR Spread that would otherwise occur pursuant to this paragraph shall not be effective during any time when a Default or an Event of Default has occurred or is continuing.

      Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit and the Fee Letter.

      Loan Request.  See Section 2.6.

      Loans. The Revolving Credit Loans and the Swingline Loans.

      Majority Banks. As of any date, the Banks (excluding any Delinquent Banks, provided that if the Commitments have been terminated as of such date, any Delinquent Bank shall not be excluded) having Total Percentages aggregating to at least sixty-six and two-thirds percent (66-2/3%) on such date.

      Mandatory Borrowing. See Section 4.6.

      Maturity Date. August 28, 1999.

      Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

      Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

      Net Fixed Assets. The value of property, plant and equipment required to be reflected on the consolidated balance sheet of the Borrower in accordance with generally accepted accounting principles, minus accumulated depreciation as of any date of determination of Net Fixed Assets.

      Notes. Collectively, the Revolving Credit Notes and the Swingline Note.

      Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of


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the other Loan Documents or in respect of any of the Loans made or Reimbursement
Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

      Original Credit Agreement. As defined in the Recitals hereto.

      outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

      Paribas. Banque Paribas, acting through its Los Angeles branch, in its individual capacity.

      PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

      Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2.

      Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

      Preferred Stock. As applied to the capital stock of any Person, the capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such Person.

      Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

      Recapitalization Agreement. The Recapitalization Agreement, dated as of October 31, 1995, among the Borrower and each of the investors listed on Exhibit A thereto.

      Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

      Redemption Agreement. The Redemption Agreement, dated as of October 31, 1995, between the Borrower and HML.

      Reimbursement Obligation. The Borrower's obligation to reimburse the Issuing Bank and the Banks on account of any drawing under any Letter of Credit as provided in Section 5.2.

      Replacement Subordinated Debt. Unsecured subordinated Indebtedness of the Borrower, in an original principal amount not exceeding One Hundred Fifty Million Dollars ($150,000,000), as to which the following conditions are satisfied: (i) the first proceeds of such subordinated Indebtedness shall be used to pay the Subordinated Debt in full; (ii) the proceeds of such subordinated Indebtedness shall not be used to make payments to the holders of Borrower's Preferred Stock or to make any other Restricted Payments; (iii) the terms and conditions of such


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subordinated Indebtedness shall be substantially the same as those described in that certain prospectus relating to the issuance by the Borrower of 4,000,000 shares of common stock and $150,000,000 in convertible subordinated notes and dated June 6, 1996; and (iv) the coupon applicable to such subordinated Indebtedness shall not exceed twelve percent (12%) per annum.

      Restricted Payments. In relation to the Borrower and its Subsidiaries, any
(a) Distribution or (b) payment or prepayment by the Borrower or any of its Subsidiaries to any Affiliate of the Borrower other than payments to Affiliates for goods and services in the ordinary course of business on terms equivalent to those obtainable in arms'-length transactions.

      Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

      Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

      Revolving Credit Notes. See Section 2.4.

      Solvent. See Section 7.5.2.

      Subordinated Debt. Indebtedness of the Borrower in respect of the Subordinated Notes that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by the terms of the Subordinated Notes.

      Subordinated Debt Documents. The Subordinated Notes and the Subordination Agreement.

      Subordinated Notes. The Subordinated Notes due 2005 issued by the Borrower in favor of Summit and HML in the original aggregate principal amount of $46,999,995.

      Subordination Agreement. The Subordination and Intercreditor Agreement dated as of November 30, 1995 among the Borrower, the Agent, Summit and HML.

      Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

      Summit. Summit Partners, L.P., a California limited partnership, its affiliated entities, their partners and all other Persons listed on Exhibit A to the Recapitalization Agreement.

      Swingline Commitment. Five Million Dollars ($5,000,000).

      Swingline Lender. FNBB, in its individual capacity and not as Agent or Co-Syndication Agent, and any successor to all or a part of the Swingline Commitment.

      Swingline Loan. See Section 4.1.

      Swingline Maturity Date. The date which is five Business Days prior to the Maturity Date.


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      Swingline Note. See Section 4.2.

      Swingline Note Record. A Record with respect to the Swingline Note.

      Tangible Net Worth. At any date of determination thereof, on a consolidated basis, Borrower's Consolidated Net Worth, less all Intangible Assets.

      Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time, provided that the initial Total Commitment shall be Fifty Million Dollars ($50,000,000).

      Total Liabilities. The total liabilities of a Person that would be required to be reflected on such Person's balance sheet in accordance with generally accepted accounting principles.

      Total Percentage. With respect to each Bank, the portion of the Commitment (or, if the Commitments are terminated, Revolving Credit Loans, Swingline Loans, Letter of Credit Participations in Unpaid Reimbursement Obligations and participating interests in the risk relating to outstanding Letters of Credit) held by such Bank as a percentage of the greater of (i) the Total Commitment and
(ii) the outstanding principal amount of the Revolving Credit Loans, Swingline Loans, Unpaid Reimbursement Obligations and the Maximum Drawing Amount.

      Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

      Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

      Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Issuing Bank and the Banks on the date specified in, and in accordance with, Section 5.2.

      Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

      1.2. RULES OF INTERPRETATION.

            (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

            (b) The singular includes the plural and the plural includes the singular.

            (c) A reference to any law includes any amendment or modification to such law.

            (d) A reference to any Person includes its permitted successors and permitted assigns.

            (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles, applied on a consistent basis, by the accounting entity to which they refer.

            (f) The words "include", "includes" and "including" are not limiting.

            (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of California, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

            (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.

            (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

2. THE REVOLVING CREDIT FACILITY.

      2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations and such Bank's Commitment Percentage of any then-outstanding Swingline Loans, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount, the then-outstanding amount of any Swingline Loans, and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 12 have been satisfied on the date of such request.

      2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a Commitment Fee (each a "Commitment Fee" and, in the aggregate, the "Commitment Fee") calculated as follows, in each case effective from the date on which the Agent receives the applicable Compliance Certificate: (i) at any time when the Leverage Ratio calculated as of the end of the previous quarter was equal to or less than .25, eighteen one-hundredths of one percent (.18%) per annum; (ii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than .25 but less than .50, twenty one-hundredths of one percent (.20%) per annum; and (iii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was equal to or greater than .50, one-quarter of one percent (.25%) per annum, in each case calculated on the average daily amount during each calendar quarter, or such shorter period as may exist from the Closing Date to the first immediately succeeding end of a calendar quarter or from the end of the final calendar quarter occurring prior to the Maturity Date until the Maturity Date, by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the earlier to occur of (i) the Maturity Date and (ii) any earlier date on which the Commitments shall terminate pursuant hereto.

      2.3. REDUCTION OF TOTAL COMMITMENT. The Borrower shall have the right, at any time and from time to time, upon two (2) Business Days' prior written notice to the Agent, to reduce by $500,000 or an integral multiple thereof, or terminate entirely, the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. The Total Commitment may not at any time be reduced below the amount of any Swingline Loans outstanding at the time of such reduction or termination. Promptly after receiving any notice of the Borrower delivered pursuant to this
Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

      2.4. THE REVOLVING CREDIT NOTES. The Revolving Credit Loans shall be evidenced by separate restated promissory notes of the Borrower, each in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated the Closing Date (or such other date on which a Bank may become a party hereto pursuant to Section 19 hereof) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving

Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

      2.5. INTEREST ON REVOLVING CREDIT LOANS. Except as otherwise provided in
Section 6.10,

            (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Base Rate;

            (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the applicable LIBOR Spread;

            (c) The Borrower promises to pay interest on each Revolving Credit Loan, in arrears, on each Interest Payment Date with respect thereto.

      2.6. REQUESTS FOR REVOLVING CREDIT LOANS. The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no less than (i) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (ii) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (A) the aggregate principal amount of the Revolving Credit Loans requested, (B) the proposed Drawdown Date of such Revolving Credit Loans, (C) the Interest Period for such Revolving Credit Loans, and (D) the Type of such Revolving Credit Loans. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loans requested from the Banks on the proposed Drawdown Date. Each Loan Request with respect to Base Rate Loans shall be in a minimum aggregate amount of $500,000 or an integral multiple thereof and each Loan Request in respect of LIBOR Rate Loans shall be in a minimum aggregate amount of $1,000,000 or an integral multiple thereof.

      2.7. CONVERSION OPTIONS.

            2.7.1. CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day's prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days' prior written notice of such election; (iii) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made at the end of business on the last day of the Interest Period with respect thereto; (iv) no more than three (3) LIBOR Rate Loans having different Interest Rate Periods may be outstanding at any time; and (v) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 (subject to Section 2.7.3 hereof) or a whole multiple thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

            2.7.2. CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in
      Section 2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan at the end of business on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active in respect of the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of business on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7.2 is scheduled to occur.

            2.7.3. LIBOR RATE LOANS. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

      2.8. FUNDS FOR REVOLVING CREDIT LOAN.

            2.8.1. FUNDING PROCEDURES. Not later than 11:00 a.m. (California time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the aggregate amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sections 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount equal to its Commitment Percentage of the aggregate amount of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount equal to such other Bank's Commitment Percentage of the aggregate amount of any requested Revolving Credit Loans.

            2.8.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount equal to such Bank's Commitment Percentage of the aggregate Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent, on demand, an amount equal to the product of (i) the average computed for the period referred to in clause (iii) of this sentence, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Bank's Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount equal to such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this Section 2.8.2 shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount equal to such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover (a) such amount from the Banks (excluding the Delinquent Bank) on a pro rata basis up to each Bank's Commitment Percentage of such amount); provided that in no event shall any Bank be required to advance more than the difference between such Bank's Commitment in effect at such time minus the sum equal to its Commitment Percentage of (i) all Revolving Credit Loans then outstanding, plus (ii) the Maximum Drawing Amount plus (iii) all Unpaid Reimbursement Obligations) plus (iv) any then-outstanding Swingline Loans and (b) any amount not recovered pursuant to the foregoing clause (a) from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

      3.1. MATURITY. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

      3.2. MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount, any Swingline Loans, and all Unpaid Reimbursement Obligations exceeds the amount of the Total Commitment, then the Borrower shall immediately and without demand therefor pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second to the Swingline Loans, third to the Revolving Credit Loans; and fourth, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Sections 5.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Unpaid Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

      3.3. OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS.

            3.3.1. REPAYMENTS OF BASE RATE LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of the Base Rate Loans, as a whole or in part, at any time without penalty or premium. The Borrower shall give the Agent, no later than 11:00 a.m., California time, at least one (1) Business Day's prior written notice of any proposed prepayment pursuant to this Section 3.3.1 of such Base Rate Loans, specifying the proposed date of prepayment of Base Rate Loans and the principal amount to be prepaid. Accrued but unpaid interest on amounts repaid pursuant to this Section 3.3.1 shall be payable on the next-occurring Interest Payment Date in accordance with Section 2.5(c). Each such repayment of Base Rate Loans shall be in an integral multiple of $500,000 and shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

            3.3.2. PREPAYMENT OF LIBOR LOANS. The Borrower shall have the right, at its election, to prepay the outstanding amount of any LIBOR Rate Loans, as a whole or in part, at any time, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 3.3.2 made on any day other than the last day of the Interest Period relating thereto shall be accompanied by tender of all costs incurred by the Bank Agents and the Banks as a result thereof, including reasonable costs of redeployment of funds. The Borrower shall give the Agent, no later than 11:00 a.m., California time, at least three (3) LIBOR Business Days' notice of any proposed prepayment pursuant to this Section
      3.3.2 of LIBOR Rate Loans, specifying the proposed date of prepayment and the principal amount to be prepaid. Each such prepayment of the LIBOR Rate Loans shall be in an integral multiple of $500,000, shall be accompanied by the payment of costs, as described in this Section 3.3.2, and of accrued but unpaid interest on the principal prepaid to the date of prepayment. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. THE SWINGLINE LOANS.

      4.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, theSwingline Lender severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Swingline Maturity Date upon notice by the Borrower to the Swingline Lender given in accordance with Section 4.4, such sums as are requested by Borrower (each a "Swingline Loan") up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to the Swingline Commitment, provided that the sum of the outstanding amount of the Swingline Loans (after giving effect to all amounts requested), plus the then-outstanding aggregate amount of all of the Revolving Credit Loans, plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. Each request for a Swingline Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 12 have been satisfied on the date of such request.

      4.2. THE SWINGLINE NOTE. The Swingline Loan shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit C hereto (the "Swingline Note"), dated the Closing Date and completed with appropriate insertions. The Swingline Note shall be payable to the order of the Swingline Lender in a principal amount equal to the Swingline Commitment. The Borrower irrevocably authorizes the Swingline Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swingline Loan or at the time of receipt of any payment of principal on the Swingline Note, an appropriate notation on the Swingline Lender's Swingline Note Record reflecting the making of such Swingline Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swingline Loans set forth on the Swingline Lender's Swingline Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swingline Lender, but the failure to record, or any error in so recording, any such amount on the Swingline Lender's Swingline Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swingline Note to make payments of principal of or interest on the Swingline Note when due.

      4.3. INTEREST ON SWINGLINE LOANS. Except as otherwise provided in Section 6.10, each Swingline Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date of repayment thereof at a rate per annum equal to the Base Rate. The Borrower promises to pay interest on each Swingline Loan in arrears on the earlier to occur of (a) the day on which such Swingline Loan is repaid and (b) the next occurring Interest Payment Date for Base Rate Loans.

      4.4. REQUESTS FOR SWINGLINE LOANS. The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Swingline Loan requested hereunder (a "Swingline Loan Request") no later than 11:00 a.m., California time, on the proposed Drawdown Date of any Swingline Loan. Each such notice shall specify (A) the principal amount of the Swingline Loan requested, and (B) the proposed Drawdown Date of such Swingline Loan. At any time when the Agent is not a Swingline Lender, the Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed borrowing of Swingline Loans and of the other matters covered by the Swingline Loan Request. Each Swingline Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Swingline Loan requested from the Swingline Lender on the proposed Drawdown Date. Each Swingline Loan Request shall be in a minimum amount of $10,000 or an integral multiple thereof. Swingline Lender will use its best effort to honor each Swingline Loan Request that is timely made pursuant to the terms hereof, but Borrower agrees and acknowledges that the Swingline Lender shall incur no liability as a result of its inability to fund the amount requested in any Swingline Loan Request until the Business Day following the day on which such Swingline Loan Request is made.

      4.5. LIMITATIONS ON SWINGLINE LENDER'S OBLIGATION TO MAKE SWINGLINE LOANS. The Swingline Lender will not make any Swingline Loan after it has received written notice from the Majority Lenders that one or more of the applicable conditions precedent set forth in Section 12 are not then satisfied (provided that the delivery and receipt of such written notice shall not limit, affect or modify the Banks' obligations in respect of a Mandatory Borrowing in respect of any Swingline Loan made prior to the receipt of such notice, as specified in
Section 4.6). In addition, at any time when there is a Delinquent Bank, the Swingline Lender shall not be required to make a Swingline Loan exceeding the aggregate unused Commitments of the Banks other than the Delinquent Bank, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender's risk with respect to the participation in Mandatory Borrowings by the Delinquent Bank or Banks, including by cash collateralizing same.

      4.6. MANDATORY BORROWINGS. On any Business Day, either the Borrower or the Swingline Lender may, in its sole discretion, give notice to Agent pursuant to
Section 2.6 that all then outstanding Swingline Loans shall be funded with a borrowing of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given by the Swingline Lender upon the occurrence of a Default), in which case a borrowing of Revolving Credit Loans constituting Base Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be made on the Drawdown Date set forth in the notice of such Mandatory Borrowing, by all Banks pro rata in accordance with each Bank's Commitment Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Lender for all outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Revolving Credit Loans pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence, and on the date specified in writing by the Swingline Lender, notwithstanding (i) whether any conditions specified in Section 12 are then satisfied; (ii) whether a Default or Event of Default has occurred and is continuing; (iii) the date of such Mandatory Borrowing; and (iv) any reduction in the Commitments after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a case under the Bankruptcy Code in respect of Borrower), each Bank (other than the Swingline Lenders) hereby agrees that it will forthwith purchase from the Swingline Lenders (without recourse or warranty) such assignment of their outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Commitment Percentages, provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lenders until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing such assignment from and after the date of purchase. Each Bank's obligations under this Section 4.6 shall be absolute and unconditional.

5. LETTERS OF CREDIT.

      5.1. LETTER OF CREDIT COMMITMENTS.

            5.1.1. COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a fully-completed and executed letter of credit application on the Issuing Bank's customary form (a "Letter of Credit Application"), the Issuing Bank on behalf of the Banks and in reliance upon the agreement of the Banks set forth in Section 5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Issuing Bank; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and
      (b) the sum of (i) the Maximum Drawing Amount, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans and Swingline Loans outstanding shall not exceed the Total Commitment. Upon receipt of a Letter of Credit Application, the Issuing Bank shall notify the Agent of such request for the issuance, extension or renewal of a Letter of Credit, and the Agent shall confirm to the Issuing Bank that after giving effect to such request, the sum of the Maximum Drawing Amount plus all Unpaid Reimbursement Obligations plus all outstanding Revolving Credit Loans, plus all outstanding Swingline Loans does not exceed the Total Commitment. Notwithstanding the foregoing, the Issuing Bank shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the Issuing Bank that (x) such prior incurred Indebtedness was then fully-secured by a perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully-secured by a perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary. Neither Issuing Bank shall issue any Letter of Credit after it has received written notice from the Majority Lenders that one or more of the applicable conditions precedent set forth in Section 12 are not then satisfied (provided that the delivery and receipt of such written notice shall not limit, affect or modify the Banks' obligations in respect of unpaid reimbursement obligations under Letters of Credit issued prior to the receipt of such notice, as specified in Section 5.1.4).

            5.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Issuing Bank. In the event that any provision of a Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provision of this Credit Agreement shall, to the extent of any such inconsistency, govern.

            5.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Without limiting the generality of clause (ii) of the immediately preceding sentence, each documentary Letter of Credit issued, extended or renewed hereunder shall have an expiry date not later than three hundred sixty (360) days after the date of its issuance, extension or renewal. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

            5.1.4. REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 5.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

            5.1.5. PARTICIPATIONS OF BANKS. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under Section 5.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 5.2.

      5.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Issuing Bank to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Issuing Bank, for the account of the Issuing Bank or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder,

            (a) except as otherwise expressly provided in Sections 5.2(b) and
      (c), on each date that any draft presented under such Letter of Credit is honored by the Issuing Bank, or the Issuing Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Bank or any Bank in connection with any payment made by the Issuing Bank or any Bank under, or with respect to, such Letter of Credit,

            (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Issuing Bank for the benefit of the Banks and the Issuing Bank as cash collateral for all Reimbursement Obligations, and

            (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 13, an amount equal to the then Maximum Drawing Amount, which amount shall be held by the Issuing Bank for the benefit of the Banks and the Issuing Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Issuing Bank at the Issuing Bank's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 5.2 at any time from the date such amounts become due and payable (whether as stated in this Section 5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Issuing Bank on demand at the rate specified in Section 6.10 for overdue principal on the Revolving Credit Loans.

      5.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Issuing Bank as provided in Section 5.2 on or before the date that such draft is paid or other payment is made by the Issuing Bank, the Issuing Bank may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 11:00 a.m. (California time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Issuing Bank, at the Issuing Bank's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) of this sentence, of the weighted average interest rate paid by the Issuing Bank for federal funds acquired by the Issuing Bank during each day included in such period, times (ii) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times
(iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Issuing Bank, and the denominator of which is 365. The responsibility of the Issuing Bank to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

      5.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent, the Issuing Bank and the Banks that the Issuing Bank and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under
Section 5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank or any Bank to the Borrower.

      5.5. RELIANCE BY ISSUER. To the extent not inconsistent with Section 5.4, the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes, the Swingline Note or of a Letter of Credit Participation.

      5.6. LETTER OF CREDIT FEE. The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Issuing Bank, pay a fee (in each case, a "Letter of Credit Fee") to the Issuing Bank (i) in respect of each standby Letter of Credit a percentage, equal to the LIBOR Spread in effect on the date of such issuance, of the face amount of such standby Letter of Credit plus the Issuing Bank's issuance fee equal to one-eighth of one percent (1/8%) per annum of the face amount of such standby Letter of Credit; and (ii) in respect of each documentary Letter of Credit, equal to the Issuing Bank's customary fees for such Letter of Credit at such time plus, in each case, the Issuing Bank's customary amendment and other administrative processing fees, such Letter of Credit Fee (but not such issuance, amendment or administrative fees) to be for the accounts of the Banks in accordance with their respective Commitment Percentages. Nothing herein shall (A) effect any change in the Letter of Credit Fee paid in connection with any Letters of Credit issued pursuant to the Original Credit Agreement that are outstanding on the Closing Date or (B) require any adjustment to any Letter of Credit Fee as a result of any subsequent change in the LIBOR Spread. If any existing Letters of Credit of the type described in clause (A) above are extended or renewed, the Letter of Credit Fee for such extension or renewal shall be calculated pursuant to this Section 5.6.

6. CERTAIN GENERAL PROVISIONS.

      6.1. AGENT'S FEE. The Borrower shall pay to the Agent an Agent's Fee in accordance with the Fee Letter.

      6.2. FUNDS FOR PAYMENTS.

            6.2.1. PAYMENTS TO AGENT. All payments of principal, interest, Reimbursement Obligations, Commitment Fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the

      Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location that the Agent may from time to time designate, in each case in immediately available funds.

            6.2.2. NO OFFSET, ETC. All payments by the Borrower hereunder or under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

            6.2.3. WITHHOLDING FORMS.

                  (a) Each Bank that is organized under the laws of a
            jurisdiction outside the United States hereby agrees that, if and to the extent it is legally able to do so and has not already done so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Bank or for such Bank's account, deliver to the Borrower and the Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including two (2) duly completed originals of Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Bank establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Bank of a trade or business in the United States or (ii) totally exempt from United States federal withholding taxes under a provision of an applicable tax treaty or, in the case of a Bank that is not a "bank" under Section 881(c) of the Code, a Form W-8 and a certificate stating that such Bank is not a "bank" within the meaning of the aforementioned Code Section .

                  (b) The Borrower shall not be required to pay any additional amounts to any Bank pursuant to this Section 6.2, if (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to deliver the forms contemplated by this
            Section 6.2.3; or (ii) the Bank is not eligible for complete exemption from United States federal withholding tax with respect to payments of interest, principal or fees under this Credit Agreement or under any of the other Loan Documents, other than by reason of any change, after the Initial Date, of any applicable law, treaty or regulations by any governmental authority or other agency charged with the interpretation or administration thereof. For purposes of this Section 6.2.3, the term "Initial Date" shall mean, with respect to any Bank which is a party hereto on the date hereof, the date hereof, and with respect to each assignee or transferee of any Bank, the date of the grant of the participation in, or transfer or assignment of an interest hereunder to, such assignee or transferee.

                  (c) If at any time any Bank makes any changes necessitating a new Form 4224 or Form 1001 or Form W-8, if applicable, it shall:

                        (i) with reasonable promptness deliver to the Borrower
            in replacement for, or in addition to, the forms previously delivered by it hereunder, two completed originals of Form 1001 or Form 4224 or Form W-8, as appropriate, in each case properly completed and duly executed by such Bank establishing that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Credit Agreement free from withholding of United States Federal income tax;

                        (ii) before or promptly after the occurrence of any
            event (including the passing of time but excluding any event mentioned in (i) above) requiring a change in the most recent Form 4224, Form 1001, or, as the case may be, Form W-8 previously delivered by such Bank and if the delivery of the same be lawful, deliver to the Borrower two completed originals of Form 4224, Form 1001, or, as the case may be, Form W-8 in replacement for the forms previously delivered by the relevant Bank, in each case properly completed and duly executed; and

                        (iii) promptly upon the Borrower's reasonable request,
            deliver to the Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

                  (d) If the Borrower is required to pay any additional amounts to any Bank on account of required withholdings pursuant to this
            Section 6.2.3, then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to minimize any additional payments which may thereafter accrue; provided, that no Bank shall be required to change its lending office if such change would be, in the sole judgment of such Bank, otherwise disadvantageous to such Bank.

      6.3. COMPUTATIONS. All computations of interest on the Loans and of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records and the Swingline Note Record from time to time shall be considered correct and binding on the Borrower absent manifest error.

      6.4. INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

      6.5. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (i) the commitment of such Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (ii) such Bank's Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 6.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

      6.6. ADDITIONAL COSTS, ETC. If after the Closing Date any present or future applicable law, which term, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

            (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other

      Loan Documents, any Letters of Credit, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

            (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

            (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

            (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans, the Letters of Credit or such Bank's Commitment forms a part, and the result of any of the foregoing is

                        (i) to increase the cost to any Bank of making, funding,
            issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of Credit, or

                        (ii) to reduce the amount of principal, interest,
            Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Loans, or

                        (iii) to require such Bank or the Agent to make any
            payment or to forgo any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or forgone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as would be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or forgone interest or Reimbursement Obligation or other sum.

      6.7. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or the

Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days after the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days after the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable to such Bank hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

      6.8. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Section 6.6 or Section 6.7 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall constitute prima facie evidence that such amounts are due and owing.

      6.9. INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (ii) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6, Section 2.7 or 4.4 or (iii) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

      6.10. INTEREST AFTER DEFAULT. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the interest rate then otherwise applicable to such Loans hereunder until such amount shall be paid in full (after as well as before judgment).

7. REPRESENTATIONS AND WARRANTIES.

      As of the date of this Agreement, the Closing Date, each Drawdown Date, and the date of the issuance, extension, or renewal of any Letter of Credit, the Borrower represents and warrants to each of the Banks and the Agent as follows:

      7.1. CORPORATE AUTHORITY.

            7.1.1. INCORPORATION: GOOD STANDING. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or such Subsidiary.

            7.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and (iv) do not conflict with any provision of the corporate charter or bylaws of', or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

            7.1.3. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.

      7.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of' or filing with, any governmental agency or authority other than those already obtained.

      7.3. FINANCIAL STATEMENTS. There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Coopers & Lybrand LLP as fairly presenting the consolidated financial position of the Borrower as at such date and for such period in all material respects in accordance with generally accepted accounting principles. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

      7.4. NO MATERIAL CHANGES, ETC.; SOLVENCY.

            7.4.1. CHANGES. Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect, either individually or in the aggregate, on the business or financial condition of the Borrower or any of its Subsidiaries. Since the Balance Sheet Date, the Borrower has not made any Distribution.

            7.4.2. SOLVENCY. The Borrower and its Subsidiaries, taken as a whole, are, and will be after giving effect to the transactions contemplated by the Loan Documents, Solvent. As used herein, "Solvent" shall mean that the Borrower and its Subsidiaries, taken as a whole, (i) shall have a fair value and present fair saleable value of their assets that would exceed their stated liabilities and identified contingent liabilities, (ii) should be able to pay their debts as such debts become absolute and mature, and (iii) have and expect to continue to have, access to capital that would not be unreasonably small for the conduct of their business as now conducted and as proposed to be conducted following the Closing Date.

      7.5. FRANCHISES; PATENTS; COPYRIGHTS, ETC. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

      7.6. LITIGATION. Except as set forth in Schedule 7.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, either in any case or in the aggregate, could reasonably be expected to materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

      7.7. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the reasonable judgment of the Borrower's officers, to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries.

      7.8. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower or any of its Subsidiaries.

      7.9. TAX STATUS. The Borrower and its Subsidiaries (i) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

      7.10. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

      7.11. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

      7.12. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

      7.13. CERTAIN TRANSACTIONS. Except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

      7.14. EMPLOYEE BENEFIT PLANS.

            7.14.1. IN GENERAL. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code including, but not limited to, the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

            7.14.2. TERMINABILITY OF WELFARE PLANS. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of
      Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

            7.14.3. GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months prior to the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

            7.14.4. MULTIEMPLOYER PLANS. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

      7.15. REGULATIONS U AND X. The proceeds of the Loans shall be used solely for general corporate purposes including working capital and Capital Expenditures of the Borrower. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

      7.16. ENVIRONMENTAL COMPLIANCE. The Borrower, and each of its Subsidiaries, has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole. The Borrower, and each of its Subsidiaries, is in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any applicable Environmental Law, except to the extent failure to comply would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

      7.17. SUBSIDIARIES, ETC. The Borrower currently has no Subsidiaries except HMT FSC Ltd., a Barbados West Indies Company. Except as set forth on Schedule
7.17 hereto the Borrower is not engaged in any joint venture or partnership with any other Person.

      7.18. FISCAL YEAR. The Borrower and each of its Subsidiaries has a fiscal year which is twelve (12) calendar months ending on March 31 of each year.

      7.19. NO AMENDMENTS TO CERTAIN DOCUMENTS. The Borrower has not amended any of the Recapitalization Documents insofar as they relate to the character of the Preferred Stock of the Borrower, has not amended any of the Subordinated Debt Documents, and has not otherwise amended any of the Recapitalization Documents in any way that could materially adversely affect the interest of the Banks.

      7.20. DISCLOSURE. No representation or warranty made by the Borrower in this Credit Agreement or in any of the other Loan Documents or in any agreement, instrument, document, certificate, statement or letter furnished to any of the Bank Agents or any Bank by or on behalf of the Borrower as requested by the Borrower in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

8. AFFIRMATIVE COVENANTS OF THE BORROWER.

      The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note, or other amount in respect of any of the foregoing, is outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

      8.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

      8.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office at 1055 Page Avenue, Fremont, California 94538, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

      8.3. RECORDS AND ACCOUNTS. The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

      8.4. FINANCIAL STATEMENTS CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Banks :

            (a) Promptly upon filing with the Securities and Exchange Commission, and in no event later than ninety (90) days after the Borrower's fiscal year end, annual financial statements for such fiscal year, which may include a copy of the Borrower's Annual Report as filed with Form 10-K, but shall include in any event (i) the consolidated balance sheets of the Borrower and its Subsidiaries, and (ii) the related consolidated statements of income and statements of cash flow, each setting forth in comparative form the figures for the previous fiscal year and in reasonable detail and prepared in accordance with generally accepted accounting principles. All such statements shall be certified without qualification by Coopers & Lybrand LLP or by other independent certified public accountants satisfactory to the Agent, and shall be accompanied by copies of any "management letter" provided by such accountants and by a written statement from such accountants to the effect that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement the nature of any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

            (b) Promptly upon filing with the Securities and Exchange Commission and in no event later than forty-five (45) days after the end of each fiscal quarter of the Borrower, quarterly financial statements for such quarter, which may include a copy of the financial reports as filed with Form 10-Q for such fiscal quarter, but shall include in any event (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter, and (ii) the related consolidated statements of income and statements of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to customary year-end adjustments).

            (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date, and (ii) if an Event of Default has occurred and is continuing, and if Borrower has received a request from the Agent therefor, the consolidating financial statements relating to the statements delivered pursuant to subsections (a) and (b) above;

            (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent generally to the stockholders of the Borrower;

            (e) No later than ninety (90) days after the end of each fiscal year of the Borrower, financial projections of the Borrower and its Subsidiaries on a consolidated basis for the immediately upcoming fiscal year of the Borrower;

            (f) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Bank may reasonably request.

      8.5. NOTICES.

            8.5.1. DEFAULTS. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

            8.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Agent and each of the Banks (i) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower and its Subsidiaries, taken as a whole.

            8.5.3. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days after becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving a claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries (on a consolidated basis) and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any final judgment, against the Borrower or any of its Subsidiaries in an amount in excess of $2,000,000.

      8.6. CORPORATE EXISTENCE: MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment; (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

      8.7. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of similar size businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

      8.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

      8.9. INSPECTION OF PROPERTIES AND BOOKS, ETC.

            8.9.1. GENERAL. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

            8.9.2. COMMERCIAL FINANCE EXAMINATIONS. If an Event of Default shall have occurred and be continuing, at the Agent's request, the Borrower shall permit the Bank Agents' commercial finance examiners to conduct commercial finance examinations of the Borrower's and its Subsidiaries' property, all at such reasonable times and intervals as the Agent may reasonably request. All such commercial finance examinations shall be conducted and made at the expense of the Borrower.

            8.9.3. COMMUNICATIONS WITH ACCOUNTANTS. The Borrower will, at the reasonable request of the Agent, authorize the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and hereby authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition, assets and other affairs of the Borrower or any of its Subsidiaries. At the reasonable request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 8.9.3.

      8.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its charter documents and by-laws,
(iii) all agreements and instruments by which it or any of its properties is or may be bound and (iv) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

      8.11. EMPLOYEE BENEFIT PLANS. The Borrower will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066, and 4068 of ERISA, or in
respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

      8.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Loans and will obtain letters of credit solely for the purposes set forth in Section 7.15 hereof.

      8.13. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as each of the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

      The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note, or other amount in respect of any of the foregoing, is outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligations to issue, extend or renew any Letters of Credit:

      9.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

            (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

            (b) current liabilities of the Borrower or such Subsidiary incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

            (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.8;

            (d) Indebtedness in respect of judgments or awards (a) that (i) have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder, or (ii) in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, and (b) the existence of which does not constitute an Event of Default under Section 13.1;

            (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

            (f) Subordinated Debt or Replacement Subordinated Debt;

            (g) Indebtedness secured by "purchase money security interests," as such term is defined in the Uniform Commercial Code as adopted in the State of California, in an aggregate principal amount at any time outstanding not exceeding an amount equal to (i) the lesser of (A) 25% of Borrower's Net Fixed Assets and (B) $50,000,000 minus (ii) the principal amount of all Indebtedness of the type described in this Section 9.1(g) then outstanding;

            (h) Indebtedness not otherwise permitted by this Section 9.1 existing on the Closing Date and listed and described on Schedule 9. 1(h) hereto;

            (i) Indebtedness with respect to the mandatory redemption rights of the holders of Preferred Stock of the Borrower, provided that such rights do not become operative prior to the seventh anniversary of the Closing Date of the Original Credit Agreement;

            (j) Indebtedness incurred to refinance existing Indebtedness, provided, that the principal amount thereof does not exceed the principal amount of the Indebtedness to be refinanced outstanding immediately prior to such refinancing and the terms and provisions of the new Indebtedness (including subordination provisions) are not otherwise more favorable to the holder thereof (including without limitation by stating an earlier maturity) than those of the Indebtedness to be refinanced; and

            (k) Indebtedness owing by Subsidiaries of the Borrower to the Borrower.

      9.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon its bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

            (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

            (b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens to secure claims for labor, material or supplies in respect of obligations not overdue;

            (c) deposits or pledges made in connection with, or to secure payment of' workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

            (d) liens in respect of judgments or awards, the indebtedness with respect to which is permitted by Section 9.1(d);

            (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

            (f) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use thereof and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances, none of which in the reasonable opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

            (g) liens existing on the date hereof and listed on Schedule 9.2 hereto;

            (h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 9.1(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

            (i) the interest of lessors under leases of real or personal property made by the Borrower or any of its Subsidiaries in the ordinary course of business and listed on Schedule 9.2 hereto;

            (j) leases, subleases, licenses, and sublicenses granted to third parties the Indebtedness in respect of which is permitted under Section 9.1(h) and the granting of which does not result in a material adverse effect on the business or financial condition of the Borrower;

            (m) liens in favor of customs and revenue authorities which secure payment of customs in connection with the importation of goods;

            (n) liens which constitute rights of set-off of a customary nature or bankers' liens on amounts on deposit, whether arising by contract or by operation of law, in connection with arrangements entered into with depository institutions in the ordinary course of business not to exceed at any time $25,000 in the aggregate; and

            (o) replacement liens for any lien referred to above securing Indebtedness refinanced pursuant to Section 9.1(j), provided that the principal amount of the Indebtedness or other liability secured thereby is not increased as a result of such refinancing, that the terms and provisions of such refinancing are not otherwise more favorable to the holder thereof than those of the existing Indebtedness to be refinanced and lien to be replaced, and that such refinancing is limited to the property originally encumbered thereby.

      9.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

            (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

            (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $ 1,000,000,000;

            (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any State thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A l" if rated by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc.;

            (d) Investments not otherwise permitted by this Section 9.3 existing on the date hereof and listed on Schedule 9.3 hereto;

            (e) Investments by the Borrower in Subsidiaries of the Borrower created after the Closing Date, provided, however, that (i) such Investments with respect to U.S. Subsidiaries shall not at any time exceed, in the aggregate, an amount equal to five percent (5%) of Borrower's total assets, determined in accordance with generally accepted accounting principles, as at such time, (ii) such Investments with respect to non-U.S. Subsidiaries shall not exceed $500,000 in the aggregate, and
      (iii) at any time when Borrower's aggregate Investments in Subsidiaries equal or exceed Ten Million Dollars ($10,000,000), Agent may request that some or all of Borrower's Subsidiaries provide guaranties of the Obligations, and neither Borrower nor any of its Subsidiaries will unreasonably deny any such request;

            (f) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 9.5.2;

            (g) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business; and

            (h) other Investments not otherwise permitted by this Section 9.3 but made in accordance with an investment policy approved by Borrower's Board of Directors and determined by the Agent to be reasonably satisfactory prior to any Investment hereunder being made.

      9.4. RESTRICTED PAYMENTS. The Borrower will not make any Restricted Payments, other than:

      (a) payments in respect of the Subordinated Debt or Replacement Subordinated Debt to the extent permitted by Section 9.8 hereof;

      (b) if no Default or Event of Default has occurred and is continuing or would result therefrom, repurchase by the Borrower of its common stock from employees of the Borrower, provided the aggregate amount of all such repurchases from the Closing Date to the Maturity Date does not exceed $500,000;

      (c) non-cash payments to the holders of Preferred Stock of the Borrower;
and

      (d) Investments permitted under Section 9.3(g).

      9.5. MERGER; CONSOLIDATION AND DISPOSITION OF ASSETS.

            9.5.1. MERGERS AND ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower.

            9.5.2. DISPOSITION OF ASSETS. Other than the disposition of assets in the ordinary course of business, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets or properties exceeding ten percent (10%) of its total assets, such ten percent (10%) being calculated on a cumulative basis beginning on the Closing Date.

      9.6. NO SUBSIDIARIES, ETC. The Borrower will not create or acquire any Subsidiaries nor acquire any interest in any joint venture or partnership, other than Subsidiaries which engage in substantially the same business as the Borrower.

      9.7. SALE AND LEASEBACK. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

      9.8. SUBORDINATED DEBT. Except in connection with the issuance of Replacement Subordinated Debt, the Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt or, after issued, the Replacement Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem or repurchase any of the Subordinated Debt (except in connection with the issuance of Replacement Subordinated Debt) or the Replacement Subordinated Debt. The Borrower will not make any principal payments on any Subordinated Debt or Replacement Subordinated Debt and will not make any interest payments on any Subordinated Debt or Replacement Subordinated Debt other than regularly scheduled interest payments permitted to be paid under the Subordinated Debt Documents or the documents executed in connection with any Replacement Subordinated Debt, as the case may be.

      9.9. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will

                  (a) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

                  (b) permit any Guaranteed Pension Plan to incur an
            "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

                  (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to
            Section 302(f) or Section 4068 of ERISA; or

                  (d) permit or take any action which would result in the
            aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in
            Section 7.14.3.

      9.10. CHANGE OF FISCAL YEAR. The Borrower will not, and will not permit its Subsidiaries to, change the date of the end of their respective fiscal years from that set forth in Section 7.18 hereof.

      9.11. CAPITALIZATION. The Borrower will not issue any capital stock having mandatory redemption rights or redemption at the option of the holder, sinking fund payments, guaranteed return or exchange ability or conversion into debt instruments of the Borrower or any other "debt-like" features other than the mandatory rights of redemption of the Preferred Stock of the

Borrower following the seventh anniversary of the Closing Date of the Original Credit Agreement.

      9.12. NO MATERIAL CHANGES, ETC. The Borrower shall not permit, at any time after the Closing Date, any materially adverse change in the financial condition or business of the Borrower and its Subsidiaries, taken as a whole, as of the Closing Date (after giving effect to the transactions contemplated in this Credit Agreement), other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole.

10. FINANCIAL COVENANTS OF THE BORROWER.

      The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note, or other amount in respect of any of the foregoing, is outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

      10.1. TOTAL LIABILITIES TO EBITDA. The Borrower will not permit the ratio of (a) an amount equal to (i) Total Liabilities minus (ii) the Subordinated Debt or the Replacement Subordinated Debt, as the case may be, as at the end of any fiscal quarter to (b) EBITDA for such fiscal quarter and the immediately preceding three fiscal quarters (treated as a single accounting period) to exceed 1.0:1.0.

      10.2. INTEREST COVERAGE. The Borrower will not, for any fiscal quarter, permit the ratio of (i) EBIT for such fiscal quarter to (ii) Consolidated Total Interest Expense for such fiscal quarter to be less than 5.0:1.0.

      10.3. CURRENT RATIO. The Borrower will not permit its Current Ratio to be less than 1.25 as of the end of any fiscal quarter.

      10.4 PROFITABLE OPERATIONS.

      (a) The Borrower will not permit EBIT or Consolidated Net Income, for any two consecutive fiscal quarters of the Borrower, to be less than $1.00.

      (b) The Borrower will not permit EBIT or Consolidated Net Income for any fiscal quarter of the Borrower to be less than zero by an amount which exceeds five percent (5%) of the Borrower's Tangible Net Worth.

      10.5. OPERATING LEASES. The Borrower will not, and will not permit any of its Subsidiaries at any time to create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to operating leases of the Borrower having annual payments in an aggregate amount in excess of $2,500,000.

11. CLOSING CONDITIONS.

      The obligations of the Banks to extend credit hereunder shall be subject to the satisfaction of the following conditions precedent:

      11.1. LOAN DOCUMENTS, ETC. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks and the Agent. Each Bank and the Agent shall have received a fully executed copy of each such document.

      11.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and
(ii) its by-laws as in effect on such date.

      11.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

      11.4. INCUMBENCY CERTIFICATE. Each of the Banks shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Borrower each of the Loan Documents to which the Borrower is or is to become a party; (ii) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under this Credit Agreement and the other Loan Documents.

      11.5. OPINION OF COUNSEL. Each of the Banks, the Agent and the Bank Agents shall have received a favorable legal opinion addressed to the Banks, the Agent and the Bank Agents, dated as of the Closing Date, in form and substance satisfactory to the Banks, the Agent and the Bank Agents.

      11.6 INITIAL LEVERAGE RATIO CALCULATION. The Agent shall have received Borrower's certificate as to the Leverage Ratio as of June 30, 1996 (the "Initial Leverage Ratio Calculation").

12. CONDITIONS TO ALL BORROWINGS.

      The obligations of the Banks to make any Loan, including Revolving Credit Loans and Swingline Loans, and of the Issuing Bank to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

      12.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

      12.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Issuing Bank would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.

      12.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements, in substance and form reasonably satisfactory to such Bank as such Bank, shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

      12.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

      13.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

            (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment thereof;

            (b) the Borrower shall fail to pay any interest on the Loans, the Commitment Fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment thereof;

            (c) the Borrower shall fail to comply with any of its covenants contained in Sections 8.1, 8.4, 8.5, the first sentence of 8.6, 8.7, 8.8, 8.10, 8.12, 9 or 10;

            (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent or any Bank;

            (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

            (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in excess of $2,000,000 in aggregate principal amount, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in excess of $2,000,000 in aggregate principal amount for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

            (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof', consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

            (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

            (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $2,000,000 and the Borrower shall have failed to provide evidence satisfactory to the Agent and the Banks that such judgment or award is fully covered by independent third-party insurance;

            (j) the holders of all or any part of the Subordinated Debt or Replacement Subordinated Debt shall accelerate the maturity of all or any part of such Indebtedness or the Subordinated Debt shall be redeemed or repurchased in whole or in part (other than with proceeds from Replacement Subordinated Debt) or the Replacement Subordinated Debt shall be redeemed or repurchased in whole or in part;

            (k) if any of the Loan Documents or any material provision thereof shall be canceled, terminated, revoked or rescinded, otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or any material provision thereof shall be commenced by or on behalf of the Borrower [or any of its Subsidiaries party thereto] or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or any material provision thereof is illegal, invalid or unenforceable in accordance with the terms thereof;

            (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have reasonably determined that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

            (m) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty
      (30) days;

            (n) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower and its Subsidiaries on a consolidated basis if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole;

            (o) there shall occur the loss, suspension or revocation of, or failure to renew, any license, permit or consent issued by any government or government agency or authority now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole; or

            (p) any Person or group of affiliated Persons, other than a group comprised of some or all of Summit Ventures II, L.P., Summit Ventures IV, L.P., Summit Ventures II, L.P. and Summit Subordinated Debt Fund, L.P., including for this purpose their affiliates and partners, and current management of the Borrower and employee stockholders of the Borrower shall acquire in excess of fifty percent (50%) of the outstanding shares of Voting Stock of the Borrower;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in
Section 13.1(g), 13.1(h) or 13.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

      13.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in Section 13.1(g), 13.1(h) or 13.1(j) shall occur, any unused portion of the Commitments shall forthwith automatically terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the Total Commitment hereunder, and upon such notice being given such unused portion of the Total Commitment hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the Total Commitment hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

      13.3. REMEDIES. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the prior written consent of the Agent and the Majority Banks (including the Agent in the calculation of "Majority Banks"), but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14. SETOFF.

      During the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct or indirect, of the Borrower to such Bank which are then due and payable. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

15. THE AGENT.

      15.1. AUTHORIZATION.

            (a) Each of the Bank Agents and the Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to each of the Bank Agents and the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by either of the Bank Agents.

            (b) The relationship between each of the Bank Agents, the Agent and each of the Banks is that of an independent contractor. The use of the terms "Bank Agents" and "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between each of the Bank Agents, the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan

      Documents shall be construed to create an agency, trust or other fiduciary relationship between each of the Bank Agents, the Agent and any of the Banks.

      15.2. EMPLOYEES AND AGENTS. Each of the Bank Agents and the Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. Each of the Bank Agents and the Agent may utilize the services of such Persons as such Bank Agent or Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

      15.3. NO LIABILITY. None of the Bank Agents, the Agent nor any of their shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof' shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that each of the Bank Agents and the Agent or such other Person, as the case may be, may be liable for losses exclusively due to its willful misconduct or gross negligence.

      15.4. NO REPRESENTATIONS. None of the Bank Agents or the Agent shall be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. None of the Bank Agents nor the Agent shall be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. None of the Bank Agents nor the Agent has made nor does any of them now make any representations or warranties, express or implied, nor does any of them assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon any of the Bank Agents, the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement and to accept Borrower's Note and, in the case of the Issuing Bank, issue, renew and extend Letters of Credit, and that it will continue to do so in connection with making each Loan and issuance, renewal and extension of each Letter of Credit, as applicable.

      15.5. PAYMENTS.

            15.5.1. PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the

      Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

            15.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might result in the incurrence by it of any liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received from the Borrower and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

            15.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of Section 14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is remedied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have remedied in full a delinquency when and if', as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. Until such time as its delinquency is remedied, a Delinquent Bank shall have no right to vote with respect to any matters under or in respect of this Credit Agreement and shall not be entitled to receive its portion of any Commitment Fee paid in accordance with Section
      2.2 of this Credit Agreement.

      15.6. HOLDERS OF NOTES. The Agent may deem and treat the holder of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

      15.7. INDEMNITY. The Banks ratably (computed by reference to each Bank's Total Percentage) agree hereby to indemnify and hold harmless the Bank Agents and the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Bank Agents' or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly and exclusively caused by the Bank Agents' or the Agent's willful misconduct or gross negligence.

      15.8. AGENT AS BANK. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment, the Swingline Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent and a Co-Syndication Agent. In its individual capacity, Paribas shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also a Co-Syndication Agent. Each of the Banks acknowledges that each of the Bank Agents holds warrants for the capital stock of the Borrower and is the holder of a Subordinated Note.

      15.9. RESIGNATION. Each Bank Agent may resign at any time by giving sixty
(60) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Bank Agent in such capacity. Unless a Default or Event of Default shall have occurred and be continuing, such successor Bank Agent shall be reasonably acceptable to the Borrower; if a Default or Event of Default shall have occurred and be continuing, the Borrower shall not be entitled to review the identity of any proposed successor Bank Agent. If no successor Bank Agent shall have been so appointed by the Majority Banks and other Bank Agents and shall have accepted such appointment within thirty (30) days after the retiring Bank Agent's giving of notice of resignation, then the retiring Bank Agent may, on behalf of the Banks, appoint a successor Bank Agent in such capacity, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. Upon the acceptance of any appointment as Bank Agent hereunder by a successor Bank Agent, such successor Bank Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Bank Agent, and the retiring Bank Agent shall be discharged from its duties and obligations hereunder. After any retiring Bank Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Bank Agent.

      15.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon an officer of such Bank active in respect of the Borrower's account learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

      15.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (i) so requested by the Majority Banks and (ii) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any such other legal and equitable and other rights or remedies as the Bank may have in respect of such Event of Default. The Majority Banks may direct the Agent in writing as to the method and the extent of any such enforcement, the Banks hereby ratably (computed by reference to each Bank's Total Percentage) agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or inadvisable.

16. EXPENSES.

      The Borrower agrees to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by any of the Bank Agents or any of the Banks (other than taxes based upon any Bank Agent's or any Bank's net income, subject to the limitations set forth in Section 6.2.3) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify each Bank Agent and each Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Bank Agent's Special Counsel incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder, and the syndication hereof (including those incurred in connection with syndication occurring after the Closing Date),
(iv) the reasonable fees, expenses and disbursements of the Bank Agents incurred by the Bank Agents in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all surveyor, engineering and appraisal charges and commercial finance examination fees, (v) the reasonable fees, expenses and disbursements incurred by the each of the Banks in connection with the syndication of its Commitment hereunder, and (vi) all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or any of the Bank Agents, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or any of the Bank Agents in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute, whether arising hereunder or otherwise, in any way related to any Bank's or any of the Bank Agents' relationship with the Borrower or any of its Subsidiaries. The covenants of this Section 16 shall survive payment or satisfaction of all other Obligations.

17. INDEMNIFICATION.

      The Borrower agrees to indemnify and hold harmless the Bank Agents and the Banks from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iii) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Bank Agents shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If and to the extent that the obligations of the Borrower under this Section 17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 17 shall survive payment or satisfaction in full of all other Obligations. The foregoing notwithstanding, the Borrower shall not be required to indemnify any Bank Agent or any Bank for any liabilities, losses, damages or expenses to the extent that the foregoing arise directly and exclusively from such Bank Agent's or such Bank's gross negligence or willful misconduct.

18. SURVIVAL OF COVENANTS, ETC.

      All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Bank Agents, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any Obligation remains outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or any Bank Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

19. ASSIGNMENT AND PARTICIPATION.

      19.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment

Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it, its participating interest in the risk relating to any Letters of Credit, and its obligation to purchase assignments of Swingline Loans) and the other Loan Documents; provided that (i) each of the Bank Agents and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower and the Bank Agents, will not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations in respect of the Revolving Credit Loans, the Swingline Loans and the Letters of Credit under this Credit Agreement, (iii) each assignment shall be in a minimum amount of $5,000,000 and (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. In the event that a Bank Agent holds a Total Percentage under this Credit Agreement in an amount less than eleven percent (11%), such Bank Agent agrees that, at the request of the Borrower and the Majority Banks, and provided no Default or Event of Default shall have occurred and be continuing, such Bank Agent shall resign as Bank Agent in accordance with Section 15.9 hereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof', (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder (including, without limitation, those under Section 6.2.3), and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 19.3, be released from its obligations under this Credit Agreement.

      19.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

            (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

            (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

            (c) such assignee confirms that it has received a copy of this Credit Agreement and each of the other Loan Documents, together with copies of the most recent financial statements referred to in Section 7.3 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

            (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

            (e) such assignee represents and warrants that it is an Eligible Assignee;

            (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

            (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

            (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

            (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

      19.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of' and principal amount of the Revolving Credit Loans and Swingline Loans owing to, and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay or cause the assignee Bank to pay to the Agent a registration fee in the sum of $3,500.

      19.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an


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
amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this
Section 19.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks, provided that the Borrower shall be required to deliver such an opinion only at the request and the expense of the Eligible Assignee. The surrendered Notes shall be marked "canceled" and returned to the Borrower.

      19.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other Persons in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $5,000,000, (ii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any Commitment Fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest or fees.

      19.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices, any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except to their legal counsel or as required by law or legal process, and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

      19.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor


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
Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section
13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

      19.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 16 or Section 17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

      19.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks, which consent may be withheld in such Bank's sole and absolute discretion, and any attempted assignment in violation of this Section 19 shall be void ab initio.

20. NOTICES, ETC.

      Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications or any other Loan Document shall be in writing and shall be delivered by hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

            (a) if to the Borrower, at 1055 Page Avenue, Fremont, California 94538, Attention: Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

            (b) if to the Agent, at 435 Tasso Street, Suite 250, Palo Alto, California 94301, Attention: Michelle Arellano, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

            (c) if to any of the Bank Agents or any Bank, at such Bank Agent's or such Bank's address set forth on Schedule 1.1 hereto, or such other address for notice as such Bank Agent or Bank shall have last furnished in writing to the Person giving the notice.


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
      Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

21. GOVERNING LAW.

      THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CALIFORNIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF CALIFORNIA (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

22. HEADINGS.

      The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

23. COUNTERPARTS.

      This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving any matter with respect to this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

24. ENTIRE AGREEMENT, ETC.

      The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties hereto and thereto with respect to the transactions contemplated hereby and thereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.


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
25. WAIVER OF JURY TRIAL.

      The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by applicable law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (i) certifies that no representative, agent or attorney of any Bank or any Bank Agent has represented, expressly or otherwise, that such Bank or such Bank Agent would not, in the event of litigation, seek to enforce the foregoing waivers and
(ii) acknowledges that the Agent, the Bank Agents and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party and the Subordinated Debt Documents to which it is a party by, among other things, the waivers and certifications contained herein.

26. CONSENTS, AMENDMENTS, WAIVERS, ETC.

      Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes, the timing of any regularly scheduled payment date for principal, interest or fees, the term of the Notes, the amount of the Commitments of the Banks and the amount of Commitment Fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby (except that the Commitments may be changed pursuant to and in connection with assignments made in accordance with Section 19 hereof); the definition of Majority Banks may not be amended wiTHOUT the written consent of all of the Banks; the amount of any Letter of Credit Fees payable for the Issuing Bank's account may not be amended without the written consent of the Issuing Bank and the amount of the Agent's Fee and Section 15 may not be amended without the written consent of the Agent, and this sentence may not be waived or modified except with the written consent of all of the Banks. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

27. SEVERABILITY.

      The provisions of this Credit Agreement and each of the other Loan Documents are severable and if any one clause or provision hereof or thereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability


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
shall affect only such clause or provision, or part hereof or thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement or any of the other Loan Documents in any jurisdiction.

28. CONFIDENTIALITY.

      Each Bank Agent and each Bank agrees to take, and to cause its respective affiliates to take, reasonable precautions in accordance with its safe and sound banking practice and its customary procedures, to maintain the confidentiality of all non-public information relating to the Borrower or any Subsidiary provided to such Bank Agent or Bank in connection with this Credit Agreement or any other Loan Document, and none of the Bank Agents, the Banks, nor any of their respective affiliates shall use any such information other than in connection with or in enforcement of this Credit Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank Agents or the Banks, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, so long as such source is not bound by a confidentiality agreement with the Borrower known to such Bank; provided, however, that the provisions of this
Section 28 shall not restrain the Bank AgeNTS or the Banks from divulging such information (A) at the request or pursuant to any requirement of any governmental authority to which a Bank Agent or Bank is subject or in connection with an examination of such Bank Agent or Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable legal requirement; (D) to the extent reasonably required in connection with any litigation or proceeding to which any Bank Agent or Bank or any of their respective affiliates may be party;
(E) to the extent reasonably required in connection with the exercise by a Bank Agent or Bank of any right or remedy hereunder or under any other Loan Documents; (F) to a Bank Agent's or Bank's independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the assigning Bank Agent or Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with any Bank Agent or Bank, or any affiliate of such Bank Agent or Bank; and (I) to its affiliates, which shall be deemed to be bound by the provisions of this Section 28.

29. ORIGINAL AGREEMENT.

      This Credit Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Original Credit Agreement, as delivered on November 30, 1995, and amended by that certain Amendment No. 1 dated as of January 8, 1996 and that certain Amendment No. 2 dated as of March 31, 1996 prior to the execution hereof and as amended and restated hereby, shall remain in full force and effect.


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


      IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                    HMT TECHNOLOGY CORPORATION

                                        /s/ Peter S. Norris
                                    By:_________________________________________
                                     Title:


                                    BANQUE PARIBAS, individually and as
                                    Co-Syndication Agent

                                        /s/ Nanci Meyer
                                    By:_________________________________________
                                     Title:

                                        /s/ Lee S. Buckner
                                    By:_________________________________________
                                     Title:


                                    THE FIRST NATIONAL BANK OF BOSTON,
                                    individually and as Agent and
                                    Co-Syndication Agent

                                        /s/ Maia D. Heymann
                                    By:_________________________________________
                                     Title:


                                    UNION BANK OF CALIFORNIA, N.A.

                                        /s/ Patrick J. Clemens
                                    By:_________________________________________
                                     Title:



                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION

                                        /s/ Christopher Gernhard
                                    By:_________________________________________
                                     Title:


                                    FLEET NATIONAL BANK

                                        /s/ Thomas Davies
                                    By:_________________________________________
                                     Title:


                                       64